UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2018

ServiceSource International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 17th St., 5th Floor

Denver, CO 80202

(Address of principal executive offices, including zip code)

(720) 889-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2018, ServiceSource International, Inc. (the “Company”) announced that Christopher M. Carrington resigned from his position as the Company’s Chief Executive Officer (“CEO”) and that Gary B. Moore, the Chairman of the Company’s Board of Directors (the “Board”), was appointed CEO. Mr. Carrington remains on the Board following the change, and Mr. Moore remains Chairman of the Board.

Mr. Moore has served as a member of the Board since November 2016. He served most recently from October 2012 to June 2015 as President and Chief Operating Officer of Cisco Systems, Inc. Prior to his promotion to this role, Mr. Moore was named the first Chief Operating Officer in Cisco’s history in 2011. Mr. Moore also serves on the boards of Finjan Holdings, Inc. (NASDAQ: FNJN) and KLA-Tencor Corporation (NASDAQ: KLAC).

The Company and Mr. Moore have agreed to certain terms relating to Mr. Moore’s service to the Company as CEO (the “Moore Employment Arrangement”), as follows: Mr. Moore will receive an annual base salary of $750,000, and a one-time guaranteed cash bonus of $150,000 on January 1, 2019. For the 2019 calendar year and subsequent years, Mr. Moore’s target annual cash bonus opportunity will be $250,000. The performance criteria for Mr. Moore’s cash bonus opportunity will be determined by the Compensation Committee of the Board. In addition, the terms of the Moore Employment Arrangement provide that, subject to the approval of the Board (or the Compensation Committee of the Board), Mr. Moore will receive:

(i)

an award of stock options to purchase up to 1,000,000 shares of the Company’s common stock, which stock options are scheduled to vest as to 50% of the underlying shares on the first anniversary of the date of grant, and thereafter in 12 equal monthly installments; and

(ii)

500,000 restricted stock units (“RSUs”), which RSUs are scheduled to vest as to 50% of the underlying shares on the first anniversary of the date of grant and as to 50% of the underlying shares on the second anniversary of the date of grant.

Vesting of the stock options and the RSU awards will be subject to Mr. Moore’s continued service with the Company through each relevant date.

Mr. Moore no longer receives cash compensation for service as a director of the Company. The equity awards Mr. Moore previously received for his Board service will continue to vest in accordance with their terms. As a director of the Company, Mr. Moore previously entered into the Company’s standard form of indemnification agreement, which continues in effect.

The Company anticipates that it will include the terms of the Moore Employment Arrangement in the form of a written employment agreement with Mr. Moore. If and when such agreement is executed between the Company and Mr. Moore, the Company will file an amendment to this Current Report Form 8-K to include the terms of such agreement.

There are no arrangements or understandings between Mr. Moore and any other persons pursuant to which Mr. Moore was appointed as CEO. Mr. Moore does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Moore has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

Mr. Carrington’s resignation is not related to any disagreements with the Company regarding strategy, financial disclosures, accounting, or legal matters.

Item 7.01 Regulation FD Disclosure.

On December 4, 2018, the Company issued a press release announcing the Company’s CEO transition described in Item 1.01 of this Form 8-K. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release regarding the ServiceSource International, Inc. CEO transition dated December 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2018

SERVICESOURCE INTERNATIONAL, INC.

By: /s/ Patricia Elias
Name: Patricia Elias
Title: Executive Vice President, General Counsel